Exhibit 99.1

      ZOLL Medical Corporation Announces First Quarter Results;
           First Quarter Results Show Continued Improvement

    CHELMSFORD, Mass.--(BUSINESS WIRE)--Jan. 26, 2006--ZOLL Medical Corporation (NASDAQ:ZOLL), a manufacturer of resuscitation devices and software solutions, today announced revenues of $55,460,000 for the first quarter of fiscal 2006, an increase of 10% compared to revenues of $50,629,000 in the first quarter of last year. Net income for the quarter was $1,132,000, compared to a net loss of $566,000 in the prior year. Diluted earnings per share were $0.12 compared to diluted loss per share of 6 cents in the prior year. Ending backlog was approximately $8 million.
    First quarter sales to the North American market increased 15% to $42.2 million, compared to $36.6 million for the comparable prior-year period. Sales to the North American hospital market increased 16% to $16.1 million, compared to $13.9 million in the first quarter of last year. Sales to the North American pre-hospital market increased 18% to $21.4 million, compared to the same period last year. International sales decreased 5% to $13.3 million, compared to $14.0 million in the first quarter last year. AED sales to all markets increased 15% to $9.5 million, compared to $8.2 million in the prior-year period. Total AutoPulse(R) shipments were $1.5 million in the quarter, compared to $1.7 million in the first quarter of the prior year. The prior year first-quarter AutoPulse shipments included an acquired backlog of approximately $700,000.
    Richard A. Packer, President and Chief Executive Officer of ZOLL, commented, "We are pleased to have completed another successful quarter, achieving slightly more at the bottom line than we anticipated. Our efforts were led by continued improvement in our EMS shipments due to the strength shown by our new E Series product. As new products typically take two to three quarters to move into the marketplace in our business, we are still in the early stages of acceptance of the E Series."
    "North American hospital shipments showed improvement over the prior year," Mr. Packer added. "However, we need to increase our efforts to drive improved performance in this market to be successful this year. AED revenue growth was strong again this quarter, led by significant growth in shipments to International markets. Overall, International sales were somewhat disappointing given the progress demonstrated last year, although the results may have suffered from comparison to a strong first quarter last year. We have made significant investments in our International operations over the last few years and we need to continue to focus on improving the return from this market."
    With respect to the AutoPulse, Mr. Packer noted, "Shipments in the first quarter were lower than we had anticipated. We believe the market is taking time to absorb the data reported from various clinical trials. We remain confident in the opportunity the product provides, the sales force remains excited about the product, and we made significant progress in the International market this quarter. Additionally, we hope a recently signed agreement, adding the AutoPulse to our contract with Novation, Inc., one of the largest Hospital Group Purchasing Organizations in the U.S., will help validate the need for the AutoPulse in the hospital market. We will push forward with the AutoPulse and believe that revenues should rise throughout the year."
    Mr. Packer further observed, "Another piece of our efforts to broaden our resuscitation product portfolio should also fall into place, with the likely acquisition of Lifecor, Inc., the wearable defibrillator company. Our long-term involvement in the start-up of this business has led to a viable business selling into in an untapped market. The business has achieved break even performance, and has been growing strongly. We are encouraged by another strong performance last month and expect to exercise our option to acquire this business in the near future."
    Mr. Packer concluded, "Overall, Q1 was another step in the right direction. We will be looking for progress from both the AutoPulse and our Hospital business over the course of 2006. In addition to these areas, continued progress with the E Series and our AED products will be essential in meeting the Company's objectives. We believe these objectives are attainable with the continued success of our product offerings."
    ZOLL will host a conference call on Thursday, January 26, 2006 at 10:30a.m. EST to discuss its first-quarter financial results. This conference call will be accessible on the Company's home page at www.zoll.com. Recorded replays of the financial results conference call will be available on the web page beginning later that day.

    About ZOLL Medical Corporation

    ZOLL Medical Corporation is committed to developing technologies that help advance the practice of resuscitation. With products for pacing, defibrillation, circulation, ventilation, and fluid resuscitation, ZOLL provides a comprehensive set of technologies that help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. ZOLL also designs and markets software that automates the documentation and management of both clinical and non-clinical information.
    ZOLL markets and sells its products in more than 140 countries. The company has direct operations, distributor networks, and business partners throughout the U.S., Canada, Latin America, Europe, the Middle East, Asia, and Australia. For more information, visit www.zoll.com or call +1 (978) 421-9655.

    Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding the momentum of the E Series product, our belief regarding revenues related to AutoPulse sales, and our expectations regarding exercising our option to purchase Lifecor, Inc., and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K filed with the SEC on December 15, 2005, including the future performance of the direct sales operations, uncertainties regarding the market acceptance and profitability of the ZOLL AED Plus, the AED Pro, the E Series, the Power Infuser and the AutoPulse, uncertainty regarding overall capital equipment expenditures in the hospital and pre-hospital markets, the impact of the acquisition of Revivant (now ZOLL Circulation) and any future acquisitions, and the other factors described. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

    Copyright (C) 2006 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. ZOLL, AED Plus, AutoPulse, AED Pro and Power Infuser are trademarks of ZOLL Medical Corporation.


                       ZOLL MEDICAL CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                            January 1,    October 2,
                                              2006           2005
                                        --------------- --------------
ASSETS
Current assets:
     Cash and cash equivalents          $       42,217  $      36,270
     Short-term investments                     13,092         14,553
     Accounts receivable, net                   44,934         47,733
     Inventory                                  37,354         38,637
     Prepaid expenses and other current
      assets                                     8,280          8,055
                                         --------------  -------------
Total current assets                           145,877        145,248
Property and equipment, net                     25,050         23,492
Other assets, net                               51,353         50,796
                                         --------------  -------------
                                        $      222,280  $     219,536
                                         ==============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                   $       10,337  $       9,020
     Accrued expenses and other
      liabilities                               29,619         29,088
                                         --------------  -------------
Total current liabilities                       39,956         38,108
Total stockholders' equity                     182,324        181,428
                                         --------------  -------------
                                        $      222,280  $     219,536
                                         ==============  =============


                       ZOLL MEDICAL CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share)

                                               Three Months Ended
                                            January 1,      January 2,
                                               2006           2005
                                           ------------- -------------
Net sales                                  $     55,460  $     50,629
Cost of goods sold                               24,481        22,200
                                            ------------  ------------
Gross profit                                     30,979        28,429
Expenses:
     Selling and marketing                       19,349        19,667
     General and administrative                   4,948         4,273
     Research and development                     5,300         5,828
                                            ------------  ------------
     Total expenses                              29,597        29,768
Income (loss) from operations                     1,382        (1,339)
Other income                                        283           344
                                            ------------  ------------
Income (loss) before taxes                        1,665          (995)
Taxes (benefit)                                     533          (429)
                                            ------------  ------------
Net income (loss)                          $      1,132  $       (566)
                                            ============  ============
Earnings (loss) per share:
Basic                                      $       0.12  $      (0.06)
                                            ============  ============
Diluted                                    $       0.12  $      (0.06)
                                            ============  ============
Weighted average common shares:
Basic                                             9,622         9,522
Diluted                                           9,694         9,522

    CONTACT: ZOLL Medical Corporation
             A. Ernest Whiton, 978-421-9655